[LETTERHEAD OF SULLIVAN & CROMWELL L.L.P.]
Exhibit 8.2
August 17, 2006
AmSouth Bancorporation,
  1900 Fifth Avenue North,
    Birmingham, Alabama 35203.
Ladies and Gentlemen:
     We have acted as counsel to AmSouth Bancorporation, a Delaware corporation (“AmSouth”), in connection with the planned merger (the “Merger”) of AmSouth with and into Regions Financial Corporation, a Delaware corporation (“Regions”), pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of May 24, 2006, between AmSouth and Regions, as described in the joint proxy statement and prospectus and other proxy solicitation materials of AmSouth and Regions constituting a part thereof (the “Joint Proxy Statement-Prospectus”), which is part of the registration statement on or about the date hereof on Form S-4 of Regions (the “Registration Statement”) filed in connection with the Merger.
     We hereby confirm to you that, in our opinion, insofar as they purport to describe provisions of United States federal income tax law applicable to holders of common stock of AmSouth that exchange their common stock of AmSouth for common stock of Regions pursuant to the Merger, the statements set forth under the caption “Material Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement-Prospectus included in the Registration Statement are accurate in all material respects.

AmSouth Bancorporation
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell L.L.P.